EXHIBIT 3.7
ARTICLES OF INCORPORATION
OF
FOLEY HOSPITAL CORPORATION
TO THE HONORABLE JUDGE OF PROBATE
OF MONTGOMERY COUNTY, ALABAMA:
I, the undersigned Incorporator, for the purpose of forming a corporation pursuant to the provisions of the Alabama Business Corporation Act, do hereby certify as follows:
ARTICLE I
The name of the Corporation is: Foley Hospital Corporation.
ARTICLE II
The period of its duration is perpetual.
ARTICLE III
The purposes for which the Corporation is organized are:
(a) To own, operate, manage, equip, service, establish, repair and maintain hospitals, home health agencies, rural health clinics, hospices, pharmacies and other health care facilities of any and all kinds whatsoever.
(b) To purchase, acquire, own, hold, improve, develop, operate, manage, sell, convey, assign, transfer, exchange, release, dispose of, mortgage, encumber, pledge, create security interests in, lease, hire, deal in, and loan or borrow money upon, alone or in conjunction with others, real and personal property, tangible and intangible, of every kind, character and description, or any interest therein.
(c) To apply for, purchase, or acquire by assignment, transfer or otherwise, and hold, mortgage or otherwise pledge, and to sell, exchange, transfer, deal in and with any license, power, authority, concession, right or privilege which any corporation may make or grant.
(d) To manufacture, purchase or otherwise acquire, and to hold, own, mortgage, pledge, sell, assign and transfer, exchange or otherwise dispose of, and invest, trade and deal in and with goods, wares and merchandise and personal property of every class and description, wherever situated, whether or not the same specifically pertain to the classes of business specified in this Section 2; and to own and operate mines, plants, factories, mills, warehouses, yards, merchandise stores, commissaries and all other installations or establishments of whatever character or description, together with the equipment, rolling stock and other facilities used or useful in connection with or incidental thereto.

(e) To engage in the business of exploiting natural resources, to search, prospect and explore for useful or valuable substances, to acquire and extract such substances, to sell and dispose of such substances, and to refine such substances and manufacture and sell and dispose of products and by-products derived therefrom.
(f) To purchase or otherwise acquire, hold, use, sell, assign, lease, mortgage or in any manner dispose of, and to take, exchange and grant licenses, or other rights therein, in respect of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements, processes, formulae, methods, copyrights, trademarks, service marks and trade names, know how, and trade secrets, relating to or useful in connection with any business, objects or purposes of the Corporation.
(g) To acquire, by purchase, subscription or otherwise, and to own, hold, sell and dispose of, exchange and deal in and with stocks, bonds, debentures, obligations, evidences of indebtedness, promissory notes, mortgages and securities executed by any individual or by any corporation in Alabama or any other state or foreign countries, whether public or private, government or municipality or otherwise, and to issue and exchange for all such stocks, bonds, debentures, obligations, evidences of indebtedness, promissory notes, mortgages or securities, the stock, bonds, debentures or other evidences of indebtedness of the Corporation, and the Corporation shall have express power to hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of capital stocks, bonds, debentures, promissory notes, mortgages and securities so acquired by it and while the owner thereof, to exercise all the rights, privileges and powers of ownership, including the right to vote thereon, to the same extent as a natural person may do, subject to the limitations, if any, on such rights now or hereafter provided by the laws of Alabama.
(h) To endorse, lend its credit to, or otherwise guarantee, or become a surety with respect to, or obligate itself for, or pledge or mortgage all or any part of its properties to secure the payment of the principal and interest, or either, on any bonds, debentures, notes scrip, coupons, or other obligations or evidences of indebtedness, or the performance of any contract, lease, mortgage, or obligations, of any subsidiary, affiliated or related corporation or any other corporation or association, domestic or foreign, or of any person, firm, partnership or joint venture.
(i) To enter into, make and perform contracts of every kind for any lawful purpose without limit as to amount, with any person, firm, association, partnership, limited partnership, limited liability company, corporation, municipality, county, state, territory, government, governmental subdivision, or body politic.
(j) To acquire by purchase, exchange, merger, or otherwise, the goodwill, rights, assets and properties, and to undertake the whole or any part of the liabilities of any person, firm, partnership, limited partnership, limited liability company, association or corporation; to pay for the same in cash, the stock or other securities of the Corporation, or otherwise; to hold, or in any manner dispose of, the whole or part of the property so acquired; to conduct in any lawful manner the whole or any part of the business so acquired and to exercise all the power necessary or convenient in and about the conduct and management of any such business.

(k) To borrow and lend money, without security, or upon the giving or receipt of such security as the Board of Directors of the Corporation may deem advisable by way of mortgage, pledge, transfer, assignment, or otherwise, of real and personal property of every nature and description, or by way of guaranty, or otherwise, and to enter into revolving credit agreements or other loan agreements of any kind with banks or other financial or institutional investors.
(1) To draw, make, accept, endorse, discount, execute and issue promissory notes, drafts, bills of exchange, warrants, debentures and other negotiable or transferable instruments.
(m) To issue bonds, debentures or other securities or obligations and to secure the same by mortgage, pledge, deed of trust, or otherwise.
(n) To act as agent, jobber, broker or attorney-in-fact in buying, selling and dealing in real and personal property of every nature and description and leases respecting the same and estates and interests therein and mortgages and securities thereon, in making and obtaining loans, whether secured by such property or not, and in supervising, managing and protecting such property and loans and all interests in and claims affecting the same.
(o) To purchase, take, receive, redeem, exchange, or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of the Corporation’s own shares of common or other stock, whether or not redeemable (so far as may be permitted by law), and its bonds, debentures, notes, scrip or other securities or evidences of indebtedness, and to hold, sell, transfer or reissue the same.
(p) To enter into any plan or project for the assistance and welfare of its employees, to lend money and use its credit to assist its employees, and to pay pensions and establish pension plans, pension trusts, profit sharing plans, stock bonus plans, stock option plans, employee stock ownership plans and other pension or welfare plans for any or all of the Corporation’s directors, officers and employees.
(q) To enter into any lawful arrangements for sharing of profits, union of interest, reciprocal concession, or cooperation, as partner (general or limited), joint venturer, member, or otherwise, with any person, partnership, limited partnership, limited liability company, corporation, association, combination, organization, entity or other body whatsoever, domestic or foreign, carrying on or proposing to carry on any business which the Corporation is authorized to carry on, or any business or transaction deemed necessary, convenient or incidental to the carrying out of any of the purposes of the Corporation.
(r) To have one or more offices to carry on all of the Corporation’s operations and business without restriction or limit as to amount, in any of the states, districts, territories or possessions of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, possession or country.
(s) To carry on any other business in connection with the foregoing, to transact any or all lawful business for which corporations may be incorporated under the Alabama Business Corporation Act, and to have and exercise all powers necessary or convenient to effect the purposes of the Corporation.

(t) To do any and all of the things herein set out and such other things as are incidental or conducive to the attainment of the objects and purposes of the Corporation, to the same extent as natural persons might or could do and in any part of the world, as principal, factor, agent, contractor, or otherwise, whether alone or in conjunction with any person, firm, association, partnership, limited partnership, limited liability company, corporation or any entity of whatsoever kind, and to do any and all such acts and things and to have and exercise any and all such powers to the full extent authorized or permitted to a corporation under any laws that may now or hereafter be applicable or available to this Corporation.
The foregoing clauses, and each phrase thereof, shall be construed, in their broadest sense, as purposes and powers of the Corporation in addition to those powers specifically conferred upon the Corporation by law, and it is hereby expressly provided that the foregoing specific enumeration of purposes and powers shall not be held to limit or restrict in any manner the powers of the Corporation otherwise granted by law. Nothing herein contained, however, shall be construed as authorizing this Corporation to carry on the business of banking or that of a trust company, or the business of insurance.
ARTICLE IV
The aggregate number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, One Cent ($0.01) par value. The Corporation’s $0.01 par common stock shall have unlimited voting rights and shall be entitled to receive the net assets of the Corporation upon dissolution.
ARTICLE V
The location and street address of the initial registered office of the Corporation, and the name of its initial registered agent at such address is as follows:

Name	Address
CSC-Lawyers Incorporating	57 Adams Avenue
Service Incorporated	Montgomery, Alabama 36104
ARTICLE VI
The number of directors constituting the initial Board of Directors shall be three (3). Thereafter, the number of directors shall be fixed in the manner provided in the bylaws, and may be increased or decreased from time to time by amendment to, or in the manner provided in, the bylaws, but no decrease shall have the effect of shortening the term of any incumbent director. Election of the Directors need not be written ballot unless the bylaws of the corporation shall so provide. The names and addresses of the persons who are to serve as the initial directors until the first annual meeting of the shareholders and until their respective successors shall be elected and qualified are as follows:

Name	Address
Wayne T. Smith	155 Franklin Road, Suite 400
Brentwood, Tennessee 37027

W. Larry Cash	155 Franklin Road, Suite 400
Brentwood, Tennessee 37027
Rachel A. Seifert	155 Franklin Road, Suite 400
Brentwood, Tennessee 37027
To the fullest extent permitted by Alabama law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 10-2B-8.33 of the Corporation Act or (iv) for any transaction from which the director derived any improper personal benefit. If the Corporation Act is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Corporation Act, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE VII
The name and address of the incorporator is as follows:

Name	Address
Virginia D. Lancaster	155 Franklin Road, Suite 400
Brentwood, Tennessee 37027
ARTICLE VIII
A. Rights to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason ofthe fact that he or she, or a person of whom he or she is a legal representative, or is or was a director or officer of the Corporation or is only serving at the request of the Corporation as a director or officer of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity or as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Corporation Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph (B) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that if the Corporation Act requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.
B. Rights of Indemnitee to Bring Suit. If a claim under paragraph (A) of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Corporation Act. Neither the failure of the Corporation (including its Board of Directors, independent counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee has met the applicable standard of conduct set forth in the Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, or in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.
C. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation or any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and arty indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Corporation Act.
E. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the Corporation Act with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
ARTICLE IX
The Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted by the Board of Directors of the Corporation.
IN WITNESS WHEREOF, the undersigned Incorporator has signed these Articles of Incorporation on this 24th day of February, 2000.
/s/ Virginia D. Lancaster
Virginia D. Lancaster ,Incorporator
Prepared by:
Virginia D. Lancaster
Community Health Systems, Inc.
155 Franklin Road, Suite 400
Brentwood, Tennessee 37027
CERTIFIED COPY
I hereby certify this document was filed in Montgomery County, Alabama on 2/25/2000
Book CORP-221

/s/ Reese McKinney, Jr.
Judge of Probate
State of Alabama Montgomery Co
I Certify This Document
was filed on
2/25/00 4:24:10 PM Abstract# 11098
Reese McKinney, Jr.
Judge of Probate
STATE OF ALABAMA
STATEMENT OF CHANGE OF REGISTERED AGENT OR
REGISTERED OFFICE OR BOTH
CHECK ONE:

☐	FOREIGN CORPORATION

☑	DOMESTIC PROFIT CORPORATION
PURSUANT TO THE PROVISIONS OF THE ALABAMA BUSINESS CORPORATION ACT, THE UNDERSIGNED CORPORATION SUBMITS THE FOLLOWING STATEMENT FOR THE PURPOSE OF CHANGING ITS REGISTERED AGENT, ITS REGISTERED OFFICE, OR BOTH IN THE STATE OF ALABAMA.
State of Incorporation: Alabama
1. The name of the corporation:
FOLEY HOSPITAL CORPORATION
2. The name of the present registered agent:
CSC Lawyers Incorporating Service Company
3. The street address of the present registered office:
150 South Perry Street, Montgomery, AL 36104
4. The name of its successor registered agent:
National Registered Agents, Inc.
5. The street address (NO PO BOX) to which the registered office is to be changed (street address of registered agent and registered office must be identical):
150 South Perry Street, Montgomery, AL 36104
6. If you are changing the street address of the registered agent, you are required to notify the corporation in writing of the change in the registered agent’s address.
7. Date: 11-4-03
FOLEY HOSPITAL CORPORATION
Robin Keck — Asst. Secretary
/s/ Robin Keck
I, National Registered Agents, Inc., consent to serve as
registered agent to the above named corporation on this the 7th day of
November, 2003.
National Registered Agents, Inc.
/s/ Stephanie Thomas
Signature of Registered Agent
By:       /s/ Stephanie Thomas